P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
September 17, 2021		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. COMPLETES ACQUISITION OF PREMIER FINANCIAL BANCORP
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO), parent company of Peoples Bank, announced today that it has completed its acquisition of Premier Financial Bancorp, Inc. (“Premier”) (Nasdaq: PFBI) and Premier’s wholly-owned subsidiaries, Premier Bank, Inc. (“Premier Bank”) and Citizens Deposit Bank & Trust, Inc. (“Citizens”). The acquisition became effective as of the close of business on September 17, 2021. Peoples and Premier first announced that they had entered into an agreement to merge on March 29, 2021.
The completed acquisition included the mergers of Premier Bank and Citizens into Peoples Bank. As a result, Premier’s 49 office locations throughout Kentucky, Maryland, Ohio, Virginia, West Virginia and Washington D.C., will operate as offices of Peoples Bank. Under the terms of the agreement, shareholders of Premier will receive 0.58 shares of Peoples common stock for each share of Premier common stock.
“We are excited to complete this transaction, which expands our presence in Kentucky and West Virginia and gains us an entry into attractive markets within Virginia, Maryland and Washington, D.C.,” said Chuck Sulerzyski, President and Chief Executive Officer of Peoples. “We are thankful for the hard work and dedication of the employees of Premier and Peoples in completing this transaction. In the months ahead, we will begin introducing clients in the Premier communities to our expanded array of products and services, including electronic banking services, investments and retirement planning solutions, insurance, and an increased commercial banking capacity.”
At June 30, 2021, Premier had approximately $2.1 billion in total assets, $1.2 billion in total loans and $1.7 billion in total deposits.
Peoples was advised by Raymond James & Associates, Inc. and the law firm of Dinsmore & Shohl LLP. Premier was advised by Piper Sandler Companies and the law firm of Jackson Kelly PLLC.
Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio, since 1902 and has an established heritage of financial stability, growth and community impact. As of June 30, 2021, Peoples had approximately $5.1 billion in total assets and 89 locations, including 76 full-service bank branches, in Ohio, West Virginia and Kentucky. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investments, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

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